EXHIBIT 99.2

ARTICLES SUPPLEMENTARY
OF
URSTADT BIDDLE PROPERTIES INC.

Urstadt Biddle Properties Inc., a Maryland corporation (the "Company"), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland (the "SDAT") as follows:

FIRST:  Under the authority set forth in Article VII of the charter of the Company, the board of directors of the Company on December 11, 2014, reclassified as authorized but unissued shares of the Company's preferred stock, par value $0.01 per share, without designation of a class or series, all of the following:

(i)            350,000 shares of preferred stock that were classified as "8.99% Series B Senior Cumulative Preferred Stock" pursuant to Articles Supplementary of the Company accepted for record by the SDAT on January 8, 1998, none of which shares are issued and outstanding;

(ii)            400,000 shares of preferred stock that were classified as "8.5% Series C Senior Cumulative Preferred Stock" pursuant to Articles Supplementary of the Company accepted for record by the SDAT on May 29, 2003, none of which shares are issued and outstanding;

(iii)            2,450,000 shares of preferred stock that were classified as "7.5% Series D Senior Cumulative Preferred Stock" pursuant to Articles Supplementary of the Company accepted for record by the SDAT on April 8, 2005, Articles Supplementary accepted for record by the SDAT on May 2, 2005 and Articles Supplementary accepted for record by the SDAT on June 7, 2005, none of which shares are issued and outstanding; and

(iv)            2,400,000 shares of preferred stock that were classified as "8.50% Series E Senior Cumulative Preferred Stock" pursuant to Articles Supplementary of the Company accepted for record by the SDAT on March 13, 2008, none of which shares are issued and outstanding.

SECOND:  The reclassification of authorized by unissued shares as set forth in these Articles Supplementary does not increase the authorized capital of the Company or the aggregate par value thereof.

THIRD:  These Articles Supplementary have been approved by the board of directors of the Company in the manner prescribed by the Maryland General Corporation Law.

IN WITNESS WHEREOF, the undersigned President of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, acknowledges that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects and that this statement is made under the penalties for perjury.

These Articles Supplementary have been executed under seal in the name of the Company and on its behalf by its President and attested to by its Secretary on this 12th day of December, 2014.

ATTEST:                                                                                    URSTADT BIDDLE PROPERTIES INC.

/s/ Thomas D. Myers	By: /s/ Willing L. Biddle
Thomas D. Myers	Willing L. Biddle
Secretary	President